QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on January 10, 2001.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Abbott Laboratories
(Exact Name of Registrant as Specified in Its Charter)

Illinois	36-0698440
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Abbott Park Road
Abbott Park, Illinois 60064-6400
(Address of Principal Executive Offices) (Zip Code)

Abbott Laboratories Employee Share Ownership Plan
(Full Title of the Plan)

Jose M. de Lasa
Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400
(Name and Address of Agent For Service)
 (847) 937-5200
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Shares (without par value) including Preferred Stock Purchase Rights	750,000	$55.43	$41,572,500	$9,935.83

(1)
In addition, this registration statement relates to such indeterminate number of additional Common Shares of the Registrant as may be issuable as a result of stock splits, stock dividends, combinations or recapitalizations, as described in the Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan as described herein.

(2)
The filing fee has been calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices of the Registrant's Common Shares reported on the New York Stock Exchange on January 5, 2002.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

    The following documents are incorporated by reference (see, File No. 1-2189) in the registration statement:

  (a)
  The Registrant's Current Report on Form 8-K, dated January 16, 2001, filed as of January 18, 2001.

  (b)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed as of February 15, 2001.

  (c)
  The Registrant's Current Report on Form 8-K, dated March 2, 2001, filed as of March 16, 2001.

  (d)
  The Registrant's Current Report on Form 8-K, dated April 20, 2001, filed as of April 20, 2001.

  (e)
  The Registrant's Current Report on Form 8-K/A, dated March 2, 2001, filed as of May 14, 2001.

  (f)
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed as of May 15, 2001.

  (g)
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed as of August 14, 2001.

  (h)
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed as of November 1, 2001.

  (i)
  The description of the Common Shares, no par value, and the associated Preferred Stock Purchase Rights contained in the Registrant's registration statements filed under the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such descriptions.

    All documents subsequently filed by the Registrant or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

    Not applicable.

Item 5. Interests of Named Experts and Counsel

    Not applicable.

Item 6. Indemnification of Directors and Officers

    Restated Article R-VI of the Registrant's Restated Articles of Incorporation provides that the Registrant shall, in the case of persons who are or were directors or officers of the Registrant, and may, as to certain other persons, indemnify to the fullest extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The provisions of Article R-VI are applicable to all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he/she is entitled to indemnification.

    Section 8.75 of the Illinois Business Corporation Act provides that a corporation may indemnify any person who, by reason of the fact that such person is or was a director or officer of such corporation, is made (or threatened to be made) a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than one brought on behalf of the corporation, against reasonable expenses (including attorneys' fees), judgments, fines and settlement payments, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation and, in criminal actions, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to reasonable expenses (including attorneys' fees) and only if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation except to the extent that the adjudicating court otherwise provides. To the extent that such person has been successful in defending any action, suit or proceeding (even one on behalf of the corporation) or in defense of any claim, issue or matter therein, such person is entitled to indemnification for reasonable expenses (including attorneys' fees) incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.

    The indemnification provided for by the Illinois Business Corporation Act is not exclusive of any other rights of indemnification, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the Illinois Business Corporation Act. The Registrant's directors and officers are insured under a directors and officers liability insurance policy maintained by the Registrant.

Item 7. Exemption From Registration Claimed

    Not applicable.

Item 8. Exhibits

    See Exhibit Index which is incorporated herein by reference.

Item 9. Undertakings

    (a) The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to under Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

    THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in unincorporated Lake County, State of Illinois on this 18th day of December, 2001.

ABBOTT LABORATORIES
By:	/s/ MILES D. WHITE Miles D. White Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Miles D. White and Jose M. de Lasa, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstititution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MILES D. WHITE Miles D. White	Chairman of the Board, Chief Executive Officer, and Director	December 18, 2001
/s/ RICHARD A. GONZALEZ Richard A. Gonzalez	President and Chief Operating Officer, Medical Products Group, and Director	December 18, 2001
/s/ JEFFREY M. LEIDEN Jeffrey M. Leiden	President and Chief Operating Officer, Pharmaceutical Products Group, and Director	December 18, 2001

/s/ THOMAS C. FREYMAN Thomas C. Freyman	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	December 18, 2001
/s/ GREG W. LINDER Greg W. Linder	Vice President and Controller (Principal Accounting Officer)	December 18, 2001
/s/ ROXANNE S. AUSTIN Roxanne S. Austin	Director	December 18, 2001
/s/ H. LAURANCE FULLER H. Laurance Fuller	Director	December 18, 2001
/s/ JACK M. GREENBERG Jack M. Greenberg	Director	December 18, 2001
/s/ DAVID A. JONES David A. Jones	Director	December 18, 2001
/s/ DAVID A. L. OWEN David A. L. Owen	Director	December 18, 2001
/s/ BOONE POWELL, JR. Boone Powell, Jr.	Director	December 18, 2001
/s/ A. BARRY RAND A. Barry Rand	Director	December 18, 2001
/s/ W. ANN REYNOLDS W. Ann Reynolds	Director	December 18, 2001
/s/ ROY S. ROBERTS Roy S. Roberts	Director	December 18, 2001

/s/ WILLIAM D. SMITHBURG William D. Smithburg	Director	December 18, 2001
/s/ JOHN R. WALTER John R. Walter	Director	December 18, 2001

    THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the Abbott Laboratories Affiliate Employee Stock Purchase Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in unincorporated Lake County, State of Illinois on this 18th day of December, 2001.

ABBOTT LABORATORIES EMPLOYEE SHARE OWNERSHIP PLAN
By:	Abbott Laboratories Employee Benefit Board of Review
/s/ THOMAS M. WASCOE
Thomas M. Wascoe
/s/ THOMAS C. FREYMAN
Thomas C. Freyman
/s/ GREG W. LINDER
Greg W. Linder

EXHIBIT INDEX

Exhibit No.	Description
4.	Abbott Laboratories Employee Share Plan
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Deloitte & Touche GmbH.
23.3	Consent of Ernst & Young.
23.4	Consent of Asahi & Co.
24	Power of Attorney is included on the signature page.

QuickLinks

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption From Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX